EXHIBIT 4.2

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                           KOSTECH SMALLCAP RESEARCH
                             http://www.kostech.com
                                 1-888-KOSTECH

This agreement is hereby entered into on the 9 day of January, 1997 between Tom Kosta and Heng Fai China Industries.

Heng Fai China Industries Inc. (hereinafter referred to as "the company") hereby enters into agreement with Tom Kosta (hereinafter referred to as "Consultant") for the purpose of maintaining an ongoing Internet based investor relations program.

Consultant will publish a corporate profile for the company and distribute this profile to its subscriber base when appropriate. Consultant reserves the right to make final decisions regarding when and if this Research Bulletin is released and the content therein.

In addition, all subscribers to Consultant's service will be updated frequently on the progress of the company. This contract will run for a period of 12 months from date incepted.

The complete cost for this program with regular mailings to Consultants entire subscriber base is 50,000 stock options to be dispersed as follows:

     25,000 at 1.00 six month term
     25,000 at 1.25 six month term

The common stock of Heng Fai China Industries Inc. to be issued to Tom Kosta ("Consultant") as compensation shall be properly authorized, issued, and registered under the Securities act of 1933, on a form S-8 registration statement or other appropriate form. The Consultant shall not engage in any direct or indirect capital raising activities on behalf of Heng Fai China Industries Inc. and/or its affiliates.

Agreed and Accepted:

Tom Kosta                                 Robert Trapp/HFCI

By:   /s/ Tom Kosta                       By:  /s/ Robert H. Trapp, Director
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Date:  1-09-97                            Date:  1-13-97
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               Tom Kosta